VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

August 23, 2019

Re:	Invesco DB US Dollar Index Trust

Invesco DB US Dollar Index Bearish Fund

Registration Statement on Form S-1 (Registration Nos. 333-233253 and 333-233253-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB US Dollar Index Trust and Invesco DB US Dollar Index Bearish Fund hereby request acceleration of the effective date of the Registration Statement on Form S-1 (Registration Nos. 333-233253 and 333-233253-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on August 27, 2019, or as soon as practicable thereafter.

Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB US Dollar Index Bearish Fund, a series of Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

*By:	/s/ Adam Henkel
	Name:	Adam Henkel
	Title:	Attorney-in-fact